EXHIBIT 4.10

                        SALIVA DIAGNOSTICS SYSTEMS, INC.
                              11719 NE 95TH STREET
                               VANCOUVER, WA 98682
                                TEL: 360/696-4800
                                FAX: 360/254-7942


                                  June 27, 1997


Tail Wind Fund Ltd.
Joseph Kaufman
c/o Richard L. Stone
919 Third Avenue, 11th Floor
New York, New York  10022

Gentlemen:

                  This letter will confirm that, notwithstanding anything to the contrary contained in that certain Convertible Securities Subscription Agreement dated as of March 12, 1997 (the "Subscription Agreement") and that certain 7.5% Convertible Debenture referenced in the Subscription Agreement (the "Debenture"), the Tail Wind Fund Ltd. and Joseph Kaufman, on or prior to June 30, 1997, shall convert to common stock in one or more transactions a minimum of $700,000 of principal amount of Debentures pursuant to the conversion terms and conditions set forth in the Subscription Agreement and the Debenture (the "Early Conversions"). The shares received upon the Early Conversions shall be defined as the Early Conversion Shares. Each of you shall further be entitled to shares of common stock of the Company in addition to the Early Conversion Shares if, during any monthly period prior to January 1, 1998 designated in writing to us (the "Designation Period"), the average daily low bid price for each day during the Designation Period as reported by the Nasdaq Stock Market (the "Additional Share Conversion Price") would be less than the Conversion Price, as defined in the Debenture, attributable to such Early Conversions. The number of such additional shares to be issued to you shall be the difference between (i) the number of shares which would have been issued upon conversion of the Early Conversion amount at the Additional Share Conversion Price, and (ii) the number of Early Conversion Shares. All such additional shares have been registered as provided in the Registration Rights Agreement described in the Subscription Agreement, and the Company shall promptly file a post-effective amendment to its Registration Statement (No. 333-26795) filed with the Securities and Exchange Commission and declared effective on June 13, 1997, to reflect the Early Conversions.

                  In consideration of the Company's agreement to issue the additional shares as herein provided, each of you agrees not to sell, commit to sell or otherwise transfer any of the Early Conversion Shares and additional shares (collectively the "Early Conversion Shares")
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Tail Wind Fund Ltd.
June 27, 1997
Page 2

except as follows: (a) up to one-third of the Early Conversion Shares at any time from and after June 12, 1997; (b) up to an aggregate of two-thirds of the Early Conversion Shares at any time from and after July 12, 1997, and (c) up to an aggregate of 100% of the Early Conversion Shares at any time from and after August 12, 1997; provided, however, that you may not sell, commit to sell or otherwise transfer any Early Conversion Shares prior to the date on which the post-effective amendment to the registration statement under which such shares were registered has been declared effective by the Securities and Exchange Commission.

                  The Company shall not, unless required by law, make any public announcement of any 13D or similar filing made by the Tail Wind Fund Ltd.

                  Except as otherwise herein provided, all of the other terms and provisions of the Letter Agreement, the Subscription Agreement and all documents referenced therein shall remain in full force and effect.

                  If the foregoing correctly sets forth our understanding, please execute this agreement in the lower left hand side whereupon it shall become a binding agreement.

                                         Sincerely,

                                         Saliva Diagnostic Systems, Inc.

                                         By: /s/ Kenneth J. McLachlan
                                             -----------------------------------
                                             Kenneth J. McLachlan, President

Agreed and accepted:

The Tail Wind Fund Ltd.

By:  /s/ Sherrill Pletcher
     ------------------------------------
     Name: Sherrill Pletcher

/s/ Joseph Kaufman
-----------------------------------------
Joseph Kaufman